UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2010
iGo, Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-30907	86-0843914
(Commission File Number)	(IRS Employer Identification No.)

17800 North Perimeter Dr., Suite 200, Scottsdale, AZ	85255
(Address of Principal Executive Offices)	(Zip Code)
(480) 596-0061
(Address of principal executive offices and Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 2, 2010, the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) of iGo approved target bonuses under iGo’s annual discretionary bonus program for certain executives for 2010 (the “Bonus Program”). Under the Bonus Program, each of the Company’s senior executives, including Michael D. Heil, President and Chief Executive Officer, Darryl S. Baker, Vice President, Chief Financial Officer and Treasurer, Walter F. Thornton, Vice President, Product Management and Supply Chain and Brian M. Roberts, Vice President, General Counsel and Secretary, are eligible to receive an annual discretionary bonus, based on iGo’s overall business and financial performance.
     Bonuses will be calculated using a formula that includes: (a) the executive’s salary, (b) the executive’s target bonus, and (c) such other discretionary factors as the Committee determines appropriate given the performance of iGo, and the participant’s contribution to iGo’s overall performance, including the growth and creation of increased stockholder value through the efficient use of iGo’s assets. Bonuses will be paid in cash at the discretion of the Committee upon an evaluation to be conducted by the Committee.
     The following table sets forth the target bonus for each of Messrs. Heil, Baker, Thornton and Roberts:

Annual Bonus % of
Named Executive Officer	Annual Salary(1)
Michael D. Heil	70%
Darryl S. Baker	35%
Walter F. Thornton	35%
Brian M. Roberts	30%

(1)	Participants have the opportunity to receive up to two times the stated bonus percentage of base salary based on the performance of the individual and iGo. These bonus payments will be based on a percentage of the participant’s annual base salary.
     A copy of the 2010 Bonus Program is filed as Exhibit 10.1.
     There were no changes to the base salaries of the named executive officers for 2010 and no bonuses were earned by the named executive officers under iGo’s executive bonus program for 2009.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	iGo, Inc. 2010 Executive Bonus Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGO, INC.
Dated: April 6, 2010	By:	/s/ Darryl S. Baker
Darryl S. Baker
Vice President, Chief Financial Officer & Treasurer